Exhibit 99.7

28 September 2007

Board of Directors
Mittal Steel Company NV
Berkeley Square House
Berkeley Square
London W1J 6DA

Board of Directors
ArcelorMittal
19, Avenue de la Liberté
L-2930 Luxembourg
Grand Duchy of Luxembourg

Re:  Registration Statement on Form F-4 of Arcelor, Filed 28 September 2007

Madam and Gentlemen:

Attached is our opinion letter, dated 15 May 2007, issued to the Board of Directors of ArcelorMittal (“ArcelorMittal”) and to the Board of Directors of Mittal Steel N.V. (“Mittal Steel”) with respect to the fairness from a financial point of view to the holders of outstanding shares (the “ArcelorMittal Shares”) of ArcelorMittal, who immediately prior to the consummation of the First Step Merger (as defined therein) were shareholders of Mittal Steel, of the exchange ratio of 0.875 shares of common stock of Arcelor S.A. for every outstanding share of ArcelorMittal pursuant to the Merger Agreement, dated as of September 25, 2007, between ArcelorMittal and Arcelor.

The foregoing opinion letter is provided for the information and assistance of Board of Directors of ArcelorMittal and the Board of Directions of Mittal Steel in connection with their respective consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that ArcelorMittal has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Fairness Opinion of Financial Advisor to Mittal Steel and Arcelor,” “The Merger — Background of the Merger”, “The Merger — Financial Analysis of the Exchange Ratio”, “The Merger — Recommendation of the ArcelorMittal Board of Directors and the ArcelorMittal and Arcelor Board of Directors Reasons for the Merger” and “The Merger — Fairness Opinion of Financial Advisor to Mittal Steel and ArcelorMittal” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Gilberto Pozzi
(GOLDMAN SACHS INTERNATIONAL)